EXHIBIT 4.1



         THIRD SUPPLEMENTAL INDENTURE, dated as of January 26, 2004, by and among the parties listed on Schedule A hereto (each an "Additional Guarantor" and collectively, the "Additional Guarantors") and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as successor to BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the "Trustee").

                                    RECITALS

         WHEREAS, in connection with the issuance of $300,000,000 aggregate principal amount of 6.875% Senior Notes due 2012 (the "6.875% Senior Notes") by Toll Brothers Finance Corp. (the "Issuer") and the issuance of related guarantees by Toll Brothers, Inc. (the "Company") and the other Guarantors, the Issuer, the Company and the other Guarantors executed and delivered to the Trustee an Indenture dated as of November 22, 2002 (the "Original Indenture"), as supplemented by (i) the Authorizing Resolutions attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of November 22, 2002 (the "6.875% Authorizing Resolutions") and
(ii) the First Supplemental Indenture dated May 1, 2003 (the "First Supplemental Indenture"), by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, thereby became Guarantors) and the Trustee;

         WHEREAS, in connection with the issuance of $250,000,000 aggregate principal amount of 5.95% Senior Notes due 2013 (the "5.95% Senior Notes") by the Issuer and the issuance of related guarantees by the Company and the other Guarantors, the Original Indenture, as supplemented by the 6.875% Authorizing Resolutions and the First Supplemental Indenture, was further supplemented by
(i) the Authorizing Resolutions attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of September 3, 2003 (the "5.95% Authorizing Resolutions") and (ii) the Second Supplemental Indenture dated November 3, 2003 (the "Second Supplemental Indenture"), by and among the parties listed on Schedule A thereto (who, pursuant to such Second Supplemental Indenture, thereby became Guarantors) and the Trustee (the Original Indenture, as supplemented and/or amended by the 6.875% Authorizing Resolutions, the First Supplemental Indenture, the 5.95% Authorizing Resolutions and the Second Supplemental Indenture, and as may be further supplemented (including by this Third Supplemental Indenture) and/or amended, is hereinafter referred to as the "Indenture");

         WHEREAS, Section 4.04 of the Indenture provides that if in accordance with the provisions of the Bank Credit Facilities the Company adds, or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Bank Credit Facilities, such Subsidiary shall contemporaneously become a Guarantor under the Indenture;

         WHEREAS, desiring to become a Guarantor under the Indenture, each of the Additional Guarantors is executing and delivering this Third Supplemental Indenture;
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         WHEREAS, the consent of Holders to the execution and delivery of this
Third Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Third Supplemental Indenture have been taken.

         NOW, THEREFORE IT IS AGREED:

         Section 1. Definitions. Capitalized terms used in this Third Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Indenture.

         Section 2. Joinder. Each Additional Guarantor agrees that by its entering into this Third Supplemental Indenture it hereby unconditionally guarantees all of the Issuer's obligations under (i) the 6.875% Senior Notes,
(ii) the 5.95% Senior Notes, (iii) any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company and (iv) the Indenture (as it relates to all such Series) on the terms set forth in the Indenture, as if each such Additional Guarantor was a party to the Original Indenture.

         Section 3. Ratification of Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

         Section 4. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 5. Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by each Additional Guarantor shall bind each such Additional Guarantor's successors and assigns, whether so expressed or not.

         Section 6. Separability Clause. In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 7. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Third Supplemental Indenture is subject to the provisions of the TIA, that are required to be part of this Third Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

         Section 8. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.


                                      -2-
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         Section 9. Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.



         IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

THE ADDITIONAL GUARANTORS NAMED ON SCHEDULE A HERETO, as Guarantors


By: Joseph R. Sicree
   ----------------------------------
Name: Joseph R. Sicree


Title: Designated Officer


J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee


By: Nan Packard
   ---------------------------------
    Name:  Nan L. Packard
    Title: Authorized Officer

                                   SCHEDULE A
                                   ----------


Toll MD Builder Corp.
Toll Plaza, LLC
Hawthorn Woods Country Club I LLC
Hawthorn Woods Country Club II LLC
SRH Investments I, LLC
SRH Investments II, LLC
Toll FL I, LLC
Lighthouse Point Land Company, LLC
Component Systems I, LLC
Component Systems II, LLC
South Riding Amberlea LP
South Riding Partners Amberlea LP
Toll Cliffs LP
Toll Jacksonville Limited Partnership
Toll MD Builder I, L.P.
Toll Park LP
Toll Plaza, LP

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